                                                                   EXHIBIT 10.24


                      LETTERHEAD OF V.I. TECHNOLOGY, INC.


                                                                November 7, 1997

Mr. Thomas R. Ostermueller
35 Fallow Field Road
Fairfield, CT 06430

Dear Tom:

     This letter agreement (the "Letter Agreement") and the release attached as Exhibit A hereto (the "Release") are provided to you in connection with the decision of the Board of Directors to terminate your employment by V.I. Technologies, Inc. ("VITEX").

     The terms of your severance from VITEX are as follows:

     1. Your employment with VITEX and your position as a director and officer of VITEX will be deemed terminated by mutual agreement as of October 5, 1997.

     2. VITEX will make a one-time, termination payment to you equal to $270,000 on the date the Release becomes effective (i.e. it can no longer be revoked by you pursuant to its terms), subject to reduction for withholding and other taxes.

     3. Subject to the Release becoming effective as above, VITEX will accelerate the vesting of 50% of the third tranche of the options to acquire common stock of VITEX granted to you by VITEX under the V.I. Technologies, Inc. 1995 Equity Incentive Plan (the "Plan") from February 8, 1998 to October 5, 1997 in the case of the Non-Qualified Stock Option and January 4, 1998 with respect to the Incentive Stock Option--which would bring your total common shares of VITEX subject to such options to 390,625 shares of common stock of VITEX. Except as provided immediately above, no further vesting of VITEX options granted to you will occur thereafter and all other unvested options to acquire VITEX common stock granted to you will terminate effective October 5, 1997. Should you exercise Incentive Stock Options granted to you by VITEX before they terminate three months from your date of termination of employment (January 5, 1998), VITEX will allow you to delay payment of the exercise price until October 5, 1998. You must execute the Amendment Agreement which is attached hereto as Exhibit B to permit these changes and deliver such Amendment Agreement at the time you execute this Letter Agreement. VITEX agrees that notwithstanding the provisions of the V.I. Technologies, Inc. Stock Purchase and Right of Repurchase Agreement, VITEX will not exercise its option to purchase shares of common

Mr. Thomas R. Ostermuller
October 7, 1997
Page 2

          stock of VITEX issued to you as provided in Section 1(c) of the foregoing agreement.

     4. You will be provided with normal medical, dental and insurance benefits, as currently provided to you by VITEX, until the sooner of the date you become employed again and October 5, 1998.

     5. You will be allowed twelve months (e.g. until October 5, 1998) to exercise the Non-Qualified stock options portion of the 390,625 share options granted to you by VITEX which you hold after October 5, 1997. Incentive Stock Options granted to you by VITEX will terminate three months from your date of termination of employment (January 5, 1998).

     6. Normal outplacement assistance/support will be provided to you by VITEX extending until the earlier of your employment and October 5, 1998 through Drake Beam Morin.

     7. VITEX represents that it does not have knowledge of any facts or circumstances pursuant to which it could bring any claim, demand or cause of action against you and does not have knowledge of any facts or circumstances that reasonably would cause VITEX to investigate whether it could bring any claim, demand or cause of action against you.

     8. VITEX agrees that in the event a director, officer or human resources manager of VITEX receives an inquiry from any individual concerning your departure from VITEX, the following statement, or words substantially similar to the following statement, shall be used in response:

                    "Tom worked for more than a year to complete the successful spinoff of VITEX from the New York Blood Center, a milestone that was achieved in early-1995. He served as President and CEO of VITEX for the next 2-1/2 years. Over that period, VITEX made considerable progress operationally, financially and organizationally in the pursuit of its long-term vision.
               However, achieving this progress was an all-consuming effort that was compounded by a 160 mile round trip commute between Connecticut and Long Island. It was jointly decided by Tom and the Board that, given the significant effort still required for the nest state of the Company's development, such a personal situation was not sustainable and that a new CEO should be brought on-board. Tom assisted with the transition process to ensure the continuity of VITEX's near-term progress."

Mr. Thomas R. Ostermuller
October 7, 1997
Page 3


     You understand and acknowledge that VITEX has numerous employees and agents and that with respect to all such employees and agents other than directors, officers or human resources managers, VITEX's only commitments of contractual significance contained in this paragraph 8 are to insert a memorandum in your personnel record containing said statement and to do nothing in bad faith to induce other employees or agents of VITEX not to use that statement in response to any inquiry.

     VITEX may withdraw and terminate this Letter Agreement at any time prior to your acceptance thereof which shall be evidenced only by returning a copy of this Letter Agreement signed by you together with the Release executed by you. If you revoke the Release or violate its terms or the terms of this Letter Agreement, this Letter Agreement will terminate forthwith without any further liability of VITEX, all shares of VITEX common stock acquired by you after the date of this Letter Agreement by exercising options granted to you by VITEX will be cancelled and returned by you to VITEX in exchange for the exercise price paid by you pursuant to the terms of such options, the amendments to the option agreements will be voided forthwith and only if you claim that all or any part of the Release is unenforceable or void or you bring any claims against VITEX or any other person released by the Release in violation of the Release all payments of cash made to you pursuant to this Letter Agreement (net of withholding) will be returned by you to VITEX. This Letter Agreement shall be governed and construed in accordance with the laws of the State of New York.
The provisions of paragraph 11 of the Release are incorporated herein by reference. This Letter Agreement replaces all prior correspondence to you from VITEX regarding your termination of employment by VITEX. You acknowledge that you have relied on the advice of your own legal counsel with respect to the matters set forth in this Letter Agreement and the Release.


                                    Sincerely,

                                    V.I. TECHNOLOGIES, INC.

                                         /s/ Peter D. Parker
                                    By: ______________________________
                                         Peter Parker
                                         Director


AGREED: November 12, 1997

/s/ Thomas R. Ostermueller
_______________________________
THOMAS R. OSTERMUELLER

                                   EXHIBIT A

                                    RELEASE
                                    -------

          THIS RELEASE ("Release") is made and entered into as of this 12th day of November, 1997 by Thomas R. Ostermueller, with the address of 35 Fallow Field Road, Fairfield, Connecticut 06430 ("You" or "Your") in favor of V.I. Technologies, Inc., a Delaware corporation (the "Company").

                                    RECITAL
                                    -------

          The parties desire to enter into this Release for the purposes of amicably and fully resolving any and all claims, disputes and issues arising out of Your employment and the termination thereof by the Company.

                                   AGREEMENT
                                   ---------

          The parties agree as follows:

          1. For and in consideration of the letter agreement between You and the Company of even date herewith (the "Letter Agreement"),

          (a) You hereby release, acquit and forever discharge the Company, and all its affiliated, parent and subsidiary corporations and its past, present and future owners, officers, directors, partners, stockholders, servants, agents, attorneys, employees, suppliers, underwriters, dealers, distributors, principals, insurers, successors and assigns from any and all claims, suits, demands, losses, costs, actions, expenses or causes of action of whatsoever kind or character, whether known or unknown by You, arising out of Your employment by the Company and/or the termination thereof by the Company. By way of example, the types of claims that are covered under this Release include, but are not limited to:

               (i) all "wrongful discharge" claims, "constructive discharge" claims, all claims relating to any contracts of employment, express or implied, any covenants of good faith and fair dealing, expressed or implied, and any personal wrongs or injuries:

               (ii) any claims that could be brought pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act; or the Worker Adjustment and Retraining Notification Act (all as may have been amended); and

              (iii) any claims that could be brought under any other federal, state, county or municipal statute or ordinance dealing with discrimination in employment on the basis of sex, race, national origin, religion, disability, age, marital status, affectional or sexual orientation or other reason.

          (b) You also agree that, You shall not apply for, nor be entitled to employment with the Company, its parents, subsidiaries or affiliates, and You acknowledge that no promises of any kind have been made to You regarding such future employment.

          (c) You agree that You will never sue or otherwise institute a claim of any kind, against the Company, its parent, subsidiary or affiliated corporations, any personnel of the Company, or its parents, subsidiaries or affiliates, or their officers, directors, employees, partners, agents or attorneys for anything which has happened up to now, whether presently known or unknown by You, (whether unknown through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect the decision to enter into this Release) in any way related to Your employment by the Company, and/or the termination of that employment. By entering into this Release, the Company, does not admit, expressly or impliedly that it has engaged in any wrongdoing whatsoever. If You breach the terms of this Release by suing the Company, any of its respective parents, subsidiaries or affiliates, or any personnel of the Company, any of its parents, subsidiaries or affiliates, or any of their respective directors, officers, employees, partners, agents or attorneys, You agree that You will pay all costs and expenses incurred by the Company, any of its parents, subsidiaries or affiliates, or any personnel of the Company, any of its respective parents, subsidiaries or affiliates, or any of their respective directors, officers, employees, partners, agents or attorneys in defending against the suit, including reasonable attorneys' fees. Additionally, if You institute a claim against the Company which is released by this Release, any of its respective parents, subsidiaries or affiliates, or any personnel of the Company, any of its parents, subsidiaries or affiliates, or any of their respective directors, officers, employees, partners, agents or attorneys, the Company shall have the right to discontinue the providing of benefits to You under the Letter Agreement and to obtain, by way of counterclaim or other lawful means, the moneys paid to You under the Letter Agreement or any shares of common stock of the Company issued to You after the date hereof upon exercise of options to acquire common stock of the Company granted to You by the Company.

     2. You agree that to the extent you have any information regarding any violation of law relating to Your employment with the Company and/or the termination of that employment You have disclosed that information to the Company.

     3. You agree that You have executed this Release on Your own behalf and also on behalf of any agents, heirs, representatives, administrators, successors, assigns and insurers that You may have now or in the future. You represent and warrant that no other person had, or has, or claims any interest in the claims referred to in this Release, that You have the sole right and exclusive authority to execute this Release and to receive the consideration paid therefor; and that You have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Release.

     4. This Release does not include any claims You may have (i) with respect to any medical, prescription, dental, or flexible spending account benefits provided by plans maintained by the Company to which You may be entitled or any rights You may have under the applicable worker's compensation laws, (ii) for reimbursement of ordinary and necessary business expenses incurred by You as an officer or director of the Company prior to October 5, 1997 in accordance with the Company's policies for reimbursement of business expenses, (iii) any rights You may have under the Company's by-laws, certificate of incorporation or the Delaware General Corporation Law for indemnification for actions or inactions by You as an employee, officer or director of the Company, (iv) the Letter Agreement between You and the Company dated the date hereof, and (v) rights vested in You under the Melville Biologics, Inc. 1995 Equity Incentive Plan with respect to options to acquire common stock of the Company as such rights have been modified by the Letter Agreement.

     5. You acknowledge and agree that the consideration set forth in the Letter Agreement exceeds any amount to which You would otherwise be presently entitled under the Company's policies, procedures and benefits programs and/or under any applicable law, and constitutes valuable consideration for this Release.

     6. You acknowledge that the Company, has advised You and that You are aware of the following:

          (a) You have the right to and should consult with an attorney prior to signing this Release;

          (b) You have 21 days from the receipt of this Release to decide whether to sign this Release; and

          (c) If You sign this Release, You have up to 7 days to revoke it and the Release will not become effective until this 7 day period has expired.

     This Release and the Letter Agreement and documents and agreements referred to therein contain the entire agreement of the parties and supersedes and is in lieu of any and all other agreements between You and the Company; provided, however, that this Release shall not be construed to supersede Your continuing obligations entered into with the Company, under the Letter Agreement and documents and agreements referred to therein. This Release cannot be amended, modified, or supplemented in any respect except by the written agreement of the parties hereto.

     7. In the event You believe that You are required by legal process to disclose any term of this Release, or otherwise take any action in violation of the terms of this Release, You will notify the Company of any such legal process, as promptly as reasonably possible. Such notice shall be effective on delivery to the party which it is addressed. Such notice shall be in writing and received by V.I. Technologies, Inc., 155 Duryea Road, Melville, New York 11747, Attn: President with a copy to Crummy, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey 07102-5497, Attn: Frank E. Lawatsch, Jr., Esq., as promptly as reasonably possible before any allegedly compelled action of disclosure, or if notice of such legal process requiring disclosure is not received by You as promptly as reasonably possible before the time of required disclosure, You shall give immediate notice, orally and in writing to V.I. Technologies, Inc., 155 Duryea Road, Melville, New York 11747,
Attn: President with a copy to Crummy, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey 07102-5497, Attn: Frank E. Lawatsch, Jr., Esq.

     As an inducement to the Company, to enter into this Release, You hereby agree to keep confidential indefinitely and not disclose to any person or entity other than the Company, any and all secret, confidential and/or proprietary information or ideas developed by You for, or learned by You from the Company, their affiliates, consultants, or vendors. Such information or ideas shall include, but are not limited to, business plans, reports, sales, cost or pricing data, product data, methods of production or manufacture, formula, intercorporate structure and dealings, and lists or identifications of suppliers or customers. Any and all documents that may be in Your possession containing such information or ideas must be delivered to the Company prior to the date of this Release. The foregoing provisions of this paragraph shall not prevent You from utilizing information which is publicly available through no fault of Yours. The provisions of this paragraph shall expire on December 31, 1998.

     You understand and agree that any breach by You of any of the covenants contained in this Release shall entitle the Company, to bring an action for failure to comply with the terms of this Release and, further, the Company, shall be entitled to attorney's fees and costs as part of such action. In addition, You agree that no adequate remedy exists at law for breach of this Release and that the Company, shall be entitled to injunctive relief.

     8. As a further inducement to the Company, to enter into this Release, You agree not to knowingly or intentionally commit an act that is detrimental to the reputation of the Company, its respective parents, subsidiaries, or affiliates, or any of its past, present or future officers, directors, employees, agents or attorneys. Similarly, the Company agrees not to knowingly or intentionally commit an act that is detrimental to Your reputation.

     9. You agree that if, in any judicial proceeding, a court finds any portion of the Release unenforceable, the remainder of the Release shall be enforced to the maximum extent permitted by law.

     10. This Release and the Letter Agreement and documents and agreements referred to in the Letter Agreement contain the entire agreement between You and the Company, with regard to the matters set forth herein, and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each.

     11. You agree that New York law shall govern the validity and interpretation of this Release. No provision in this Release shall be construed to be inconsistent with any applicable law. You hereby agree that any dispute regarding the rights and obligations of You under this Release and/or the Letter Agreement or under any law governing the relationship created by this Release and/or the Letter Agreement, must be resolved pursuant to this Section 11. Within seven (7) days of Your written notice of Your desire to submit any arbitrable matter as set forth herein to arbitration, You and the Company will meet to attempt to amicably resolve their differences and, failing such resolution, either or both of You and the Company may submit the matter to mandatory and binding arbitration with the Center for Public Resources ("CPR"). The issue(s) in dispute shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a panel of three arbitrators (the "Panel"). The only issue(s) to be determined by the Panel will be those issues specifically submitted to the Panel. The Panel will not extend, modify or suspend any of the terms of this Release. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)1-16, and judgment upon the award rendered by the Panel may be entered by any court having jurisdiction thereof. A determination of the Panel shall be by majority vote. Promptly following receipt of the request for arbitration, CPR shall convene You and the Company in person or by telephone to attempt to select the arbitrators by agreement of You and the Company. If agreement is not reached, the Company shall select one arbitrator and You shall select one other arbitrator. These two arbitrators shall select a third arbitrator. If these two arbitrators are unable to select the third arbitrator by mutual agreement, CPR shall submit to You and the Company a list of not less than eleven (11) candidates. Such list shall include a brief statement of each candidate's qualifications. You and the Company shall each number the candidates in order of preference, shall note any objection they may have to any candidate, and shall deliver the list so marked back to CPR. If You or the Company fail without good cause to return the candidate list so marked within ten (10) days after receipt the nonresponding person shall be deemed to have assented to all candidates listed thereon. CPR shall designate the arbitrator willing to serve for whom You and the Company collectively have indicated the highest preference and who does not appear to have a conflict of interest. If a tie should result between two candidates, CPR may designate either candidate. This agreement to arbitrate is specifically enforceable. Judgment upon any award rendered by the Panel may be entered in any court having jurisdiction.
The decision of the Panel within the scope of the submission is final and binding on You and the Company, and any right to judicial action on any matter subject to arbitration hereunder hereby is waived (unless otherwise provided by applicable law), except suit to enforce this arbitration award or in the event arbitration is not available for any reason. If the rules of the CPR differ from those of this Section 11, the provisions of this Section 11 will control. The Company and

You shall each pay one-half of all the costs of arbitration including the fees of the arbitrators. Notwithstanding the foregoing, You agree that the Company may seek preliminary injunctive relief for breach of this Release by You and equitable relief for the enforcement of its rights hereunder and You submit to the jurisdiction of all federal and state courts sitting in Connecticut or New York for such purpose and You agree that any order, process, pleading, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court's jurisdiction by registered mail (with return receipt requested) or by personal service, provided that a reasonable time for appearance is allowed. You hereby irrevocably waive any objection that You may hereafter have to laying of venue of any suit, action or proceeding brought in any federal or state court sitting in New York or Connecticut as provided herein and irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     12. You agree that You are fully aware of Your rights, that You have carefully read and fully understand all of the provisions set forth in this Release, that You have had the opportunity to consult with Your attorney, and that You are voluntarily and knowingly entering into this Release. You further acknowledged that You have not relied on any representations, promises, or agreements of any kind made to You in connection with your decision to accept this Release except for the terms set forth above and as contained in the Letter Agreement.

     This Release is not effective or enforceable for 7 days after you sign it and You may revoke it during that time. To revoke, a written notice of revocation in the form attached hereto must be mailed to V.I. Technologies, Inc., 155 Duryea Road, Melville, New York 11747, Attn: President with a copy to Crummy, Del Deo, Dolan, Griffinger & Vecchione, One Riverfront Plaza, Newark, New Jersey 07102-5497, Attn: Frank E. Lawatsch, Jr., Esq., within 7 days after You sign this Release. The revocation must be:


          (a) postmarked within the 7 day period and be identical to the Revocation Form attached hereto; and

          (b) properly addressed to Frank E. Lawatsch, Jr. and President at the respective addresses above; and

          (c) be accompanied by payment in full of cash and certificates representing common stock of the Company delivered to You pursuant to the exercise of options granted to You by the Company which are exercised after the date hereof endorsed in blank.

     By such revocation You acknowledge the termination of the payment obligations of the Company and obligations of the Company to provide any benefits to You, in each case as set forth in the Letter Agreement, You must return endorsed in blank shares of common stock of the Company acquired by You after the date hereof and pursuant to the exercise of options granted to You by the Company upon return by the Company to You of the exercise price thereof and You must return all payments made to You under the Letter Agreement. You also acknowledge the amendment to the option agreements between You and the Company will be terminated.

     If the Company does not receive a written revocation and return of the items referred to in clause (c) in accordance with the foregoing terms, You will not be able to rescind this Release.


                           *  *  *  *  *  *  *  *  *


     It is understood and agreed by the undersigned that this is a full, final and complete release of any and all claims and demands of every kind and character whatsoever and releases any and all claims and demands which are known, unknown, suspected or unsuspected relating to Your employment by the Company and termination of that employment.

     Notwithstanding any other provision of this Release, You are not by this Release releasing the Company from any of its obligations under the Letter Agreement or in any way limiting Your right to enforce Your rights under the Letter Agreement.


WITNESSED:                                                   DATE OF EXECUTION:


/s/ Una S. Ryan             /s/ Thomas R. Ostermueller         November 12, 1997
---------------             -------------------------
                            Thomas R. Ostermueller



WITNESSED:                  V.I. TECHNOLOGIES, INC.


/s/ Mark Byrnes             By: /s/ Peter D. Parker            November 12, 1997
---------------                 -------------------

                                   EXHIBIT B

                              AMENDMENT AGREEMENT


     This Amendment Agreement entered into on November 12, 1997 by and between Thomas R. Ostermueller ("Optionee") and V.I. Technologies, Inc., a Delaware corporation (formerly known as Melville Biologics, Inc.) (the "Company").

     WHEREAS, the Company granted an option 1995 ISO-20 under the V.I. Technologies, Inc. 1995 Equity Incentive Plan (the "Plan") covering 400,000 shares of common stock of the Company dated October 18, 1995 (the "ISO Option");

     WHEREAS, the Company granted an option 1995 NSQ-2 under the Plan covering 225,000 shares of common stock of the Company dated October 18, 1995 (the "NSQ Option").

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The ISO Option is amended to change the Exercisability Schedule thereof to strike the words "after February 8, 1998, as to 100,000 additional shares, and after February 8, 1999, as to 100,000 additional shares" and add the following words in their place: "and, after January 4, 1998, as to 50,000 additional shares."

     2. The NSQ Option is amended to change the Exercisability Schedule thereof to strike the words "after February 8, 1998 as to 56,250 additional shares, and after February 8,

1999, as to 56,250 additional shares" and add the following words in their place: "and, after October 5, 1997, as to 28,125 additional shares."

     3. Pursuant to Paragraph 4 of the ISO Option, the committee administering the Plan has agreed to permit the Optionee to exercise the ISO Option by delivering to the Company a recourse note in the form attached hereto secured by the common stock of the Company received by the Optionee upon exercise of the ISO Option to the extent exercised by delivery of such note.

     4. The first sentence of Paragraph 8 of the NSQ Option is amended to strike the words "three months" and insert the words "twelve months."

     5. The number of shares covered by the ISO Option is reduced to 250,000 shares and the NSQ Option is reduced to 140,625 shares effective as of October 5, 1997.

     6. For purposes of the NSQ Option and the ISO Option, the Optionee shall have terminated his employment with the Company on October 5, 1997.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement this 12th day of November 1997.



                                                V.I. TECHNOLOGIES, INC.


                                                    /s/ Peter D. Parker
                                                By: ___________________________
                                                Name:   Peter Parker
                                                Title:     Director



                                                 /s/ Thomas R. Ostermueller
                                                 ______________________________
                                                 Thomas R. Ostermueller